Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2025 FIRST QUARTER

OKLAHOMA CITY, Oklahoma—April 29, 2025—LSB Industries, Inc. (NYSE: LXU) (“LSB,” “we,” “us,” “our,” or the “Company”) today announced results for the first quarter ended March 31, 2025.

First Quarter 2025 Results and Recent Highlights

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Net sales of $143.4 million compared to $138.2 million in the first quarter of 2024
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Net loss of $1.6 million compared to a net income of $5.6 million in the first quarter of 2024
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Diluted EPS of $(0.02) compared to $0.08 for the first quarter of 2024
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Adjusted EBITDA(1) of $29.1 million compared to $32.6 million in the first quarter of 2024
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Total cash, cash equivalents and short-term investments of approximately $163.5 million and total debt of $485.9 million as of March 31, 2025
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Zero recordable injuries for first quarter of 2025
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El Dorado facility earned verified ammonia carbon intensity pre-certification status from The Fertilizer Institute

“We are pleased with our safety performance and the 4% year-over-year improvement in overall sales volumes during the first quarter,” stated Mark Behrman, LSB Industries' Chairman & Chief Executive Officer. "We achieved higher UAN and AN volumes as a result of the reliability and operational improvement measures we implemented over the past several quarters. Not only did we produce more ammonia as compared to the 2024 first quarter, but we also continue to upgrade more of our ammonia into higher margin products. Additionally, we saw stronger ammonia selling prices. However, during the quarter we experienced materially higher natural gas prices which offset the higher selling prices and the operating improvements we made. While natural gas prices remain volatile given global economic uncertainty, they have moderated recently and we expect to benefit from that in the second quarter.”

“Our markets remain strong. U.S. corn plantings for the current Spring season are expected to be at historically high levels and corn prices are supportive of strong demand and pricing for nitrogen fertilizers. We have had a healthy ammonia application season this Spring and UAN prices are well above year-ago levels. On the industrial side of our business, our sales volumes have benefited from strong end market demand for nitric acid and ammonium nitrate.”

“The effect of tariffs is causing uncertainty in our industry and the broader economy. However, we have not seen a significant impact on our markets so far. Our exposure to direct tariff impacts is limited, as less than 10% of our sales are made to customers outside the U.S. We are more likely to see the impact of tariffs on the cost side of our business, as some of the parts, components and equipment we use to maintain our plants come from outside of the U.S., particularly Europe. We are seeking opportunities to source domestically wherever possible so that we can minimize the potential impacts of tariffs on our costs.“

(1) Adjusted EBITDA is a non-GAAP financial measure. Please see the discussion below under the heading “Non-GAAP Reconciliations” and the reconciliations at the end of this release for additional information concerning this and other non-GAAP financial measures.

“With our strong balance sheet, we will first continue to invest in our core business in order to achieve our reliability improvement goals. After that, we will look to balance investments in projects that increase our profits, while managing our leverage at a level appropriate for the evolving economic uncertainty.”

“With respect to our low carbon project at our El Dorado facility, we expect production of low carbon ammonium nitrate solution to begin by the end of 2026. Additionally, during the first quarter, we received pre-certification status of the low carbon ammonia we expect to produce at El Dorado through The Fertilizer Institute’s Verified Ammonia Carbon Intensity program. Our El Dorado facility is one of only four North American plants to be granted this status, which we expect to be integral to our ability to secure sales agreements for its low carbon ammonia and upgraded product output.”

“Regarding our Houston Ship Channel project, given the impact of U.S. tariff-related price increases and other global economic uncertainties on costs, coupled with a slower-than-anticipated ramp-up of low carbon ammonia demand, we have decided to put a pause on the project.”

Mr. Behrman concluded, “2025 is off to a good start. We are progressing on our reliability improvement program and we expect to continue to see gains in the efficiency and output of our facilities. Our focus is on minimizing risk and maintaining a strong balance sheet while generating increased returns and value for our stockholders.”

Market Outlook

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Our industrial business remains consistent, reflecting:
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Stable demand for nitric acid domestically with limited export exposure
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Demand for ammonium nitrate (AN) for use in commercial mining explosives is robust across all commodities, particularly copper and gold
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Demand for AN is also benefiting from quarrying/aggregate production for infrastructure upgrade and expansion

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Our ammonia market is healthy and pricing remains at attractive levels driven by:
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Well balanced distribution channel inventories heading into Spring planting season
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Inland volumes selling at a premium to the Tampa benchmark reflecting strong agricultural demand
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Tariffs on imported volumes likely supportive to inland pricing
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Continued delays in startup of new production capacity in the U.S.

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UAN pricing has strengthened due to:
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Steady exports, lower imports and strong demand, resulting in tight U.S. supply fundamentals
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Updraft from strong urea market resulting from robust global demand
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Tariffs on imports from international suppliers

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Potential pent-up demand at retailer and producer level could lead to favorable order volumes and pricing throughout the Spring planting season

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Corn market dynamics supportive of strong fertilizer demand:
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Corn futures prices rebounded from recent March lows
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USDA's recent outlook for U.S. corn calls for greater exports and lower ending stocks
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Expectations for U.S. corn acres planted in Spring 2025 to be above historical average levels

Low Carbon Ammonia Project Summary

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El Dorado Carbon Capture and Sequestration (CCS) Project with Lapis Carbon Solutions
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Expect to capture and sequester between 400,000 and 500,000 metric tons of CO2 per year, which would reduce our Scope 1 emissions by 25%, yielding between 305,000 and 380,000 metric tons per year of low carbon ammonia
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Awaiting EPA approval of Class VI permit application to commence construction
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Expect to begin operations by the end of 2026

First Quarter Results Overview

	Three Months Ended March 31,
	2025	2024	% Change
Product Sales	(In Thousands)
AN & Nitric Acid	$57,618	$48,435	19%
Urea ammonium nitrate (UAN)	43,865	41,192	6%
Ammonia	33,272	39,530	(16)%
Other	8,677	9,047	(4)%
Total net sales	$143,432	$138,204

Comparison of First Quarter of 2025 to 2024:

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Net sales increased during the first quarter of 2025 due to higher sales volumes of UAN and AN and higher pricing for ammonia and AN. Operating income was lower in the first quarter of 2025, compared to operating income for the first quarter of 2024 due largely to higher natural gas costs. Higher natural gas prices also contributed to the year-over-year decrease in adjusted EBITDA.

The following tables provide key sales metrics for our products:

	Three Months Ended March 31,
Key Product Volumes (short tons sold)	2025	2024	% Change
AN & Nitric Acid	150,531	128,801	17%
Urea ammonium nitrate (UAN)	148,565	134,933	10%
Ammonia	73,403	94,831	(23)%
	372,499	358,565	4%

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$324	$319	2%
Urea ammonium nitrate (UAN)	$253	$265	(5)%
Ammonia	$432	$403	7%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons. Please see the discussion below under the heading “Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation” and the reconciliations at the end of this release for additional information concerning this financial measure.

	Three Months Ended March 31,
Average Benchmark Prices (price per ton)	2025	2024	% Change
Tampa Ammonia Benchmark	$491	$466	5%
NOLA UAN	$276	$251	10%

	Three Months Ended March 31,
	2025	2024	% Change
Input Costs
Average natural gas cost/MMBtu in cost of materials and other	$3.73	$2.82	32%
Average natural gas cost/MMBtu used in production	$3.77	$2.33	62%

Conference Call

LSB’s management will host a conference call on Wednesday, April 30, 2025 at 10:00 am ET / 9:00 am CT to discuss first quarter 2025 results and recent corporate developments. Participating in the call will be Chairman & Chief Executive Officer, Mark Behrman, Executive Vice President & Chief Financial Officer, Cheryl Maguire and Executive Vice President & Chief Commercial Officer, Damien Renwick. Interested parties may participate in the call by dialing (877) 407-6176 / (201) 689-8451. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.

A webcast of the call, along with a slide presentation that coincides with management’s prepared remarks, will be available in the Investors section of LSB’s website, at www.lsbindustries.com. The webcast can be found under Events & Presentations. If you are unable to listen to the live call, the conference call webcast will be archived on LSB’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, is committed to playing a leadership role in the energy transition through the production of low and no carbon products that build, feed and power the world. The LSB team is dedicated to building a culture of excellence in customer experiences as we currently deliver essential products across the agricultural, industrial, and mining end markets and, in the future, the energy markets. The company manufactures ammonia and ammonia-related products at facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma and operates a facility for a global chemical company in Baytown, Texas. Additional information about LSB can be found on our website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, include, but are not limited to, statements regarding: our business strategy; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; trends, opportunities and risks affecting our business, industry and financial results; our ability to successfully leverage our existing business platform and portfolio of assets to produce low carbon products and execute our strategy to become a leader in the energy transition in the chemical industry; the impact of trade policy on our business; the availability of raw materials; production volumes at our production facilities; and the anticipated cost and timing of our capital projects, including turnarounds. Forward-looking statements can generally be identified by words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “will,” “may,” “plan,” “potential,” “should,” “would,” and similar words or phrases, as well as by discussions of strategy, plans or intentions. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties relate to, but are not limited to, business and market disruptions; market conditions and price volatility for our products and feedstocks; global and regional economic downturns that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; increased competitive pressures; our ability to fund the working capital and expansion of our businesses; recruiting and retaining skilled and qualified personnel; our ability to obtain necessary raw materials and purchased components; material increases in cost of raw materials; obtaining and maintaining necessary permits; and other financial, economic, competitive, environmental, political, legal and regulatory factors, including tariffs. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com

LSB Industries, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2025	2024
	(In Thousands, Except Per Share Amounts)
Net sales	$143,432	$138,204
Cost of sales	129,048	115,926
Gross profit	14,384	22,278

Selling, general and administrative expense	10,153	10,294
Other (income) expense, net	(237)	724
Operating income	4,468	11,260

Interest expense, net	8,064	9,729
(Gain) on extinguishment of debt	—	(1,134)
Non-operating other income, net	(1,673)	(3,561)
(Loss) income before income taxes	(1,923)	6,226
(Benefit) provision for income taxes	(283)	603
Net (loss) income	$(1,640)	$5,623

(Loss) income per common share:
Basic:
Net (loss) income	$(0.02)	$0.08

Diluted:
Net (loss) income	$(0.02)	$0.08

LSB Industries, Inc.

Consolidated Balance Sheets

(Information at March 31, 2025 is unaudited)

	March 31, 2025	December 31, 2024
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$15,030	$20,230
Short-term investments	148,516	163,971
Accounts receivable	52,199	39,083
Allowance for doubtful accounts	(328)	(323)
Accounts receivable, net	51,871	38,760
Inventories:
Finished goods	23,701	22,382
Raw materials	1,788	2,519
Total inventories	25,489	24,901
Supplies, prepaid items and other:
Prepaid insurance	10,116	14,345
Precious metals	12,342	11,596
Supplies	32,405	31,995
Other	3,558	3,916
Total supplies, prepaid items and other	58,421	61,852
Total current assets	299,327	309,714

Property, plant and equipment, net	842,507	847,570

Other assets:
Operating lease assets	33,002	28,727
Intangible and other assets, net	1,102	1,177
Total other assets	34,104	29,904

Total assets	$1,175,938	$1,187,188

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(Information at March 31, 2025 is unaudited)

	March 31, 2025	December 31, 2024
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$58,854	$83,498
Short-term financing	8,175	12,146
Accrued and other liabilities	44,687	30,874
Current portion of long-term debt	7,756	9,116
Total current liabilities	119,472	135,634

Long-term debt, net	478,174	476,163

Noncurrent operating lease liabilities	25,701	21,387

Other noncurrent accrued and other liabilities	456	456

Deferred income taxes	61,572	61,908

Commitments and contingencies

Stockholders' equity:
Common stock, $.10 par value per share; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	501,967	504,578
Retained earnings	206,022	207,662
	717,106	721,357
Less treasury stock, at cost:
Common stock, 19.3 million shares (19.5 million shares at December 31, 2024)	226,543	229,717
Total stockholders' equity	490,563	491,640
Total liabilities and stockholders’ equity	$1,175,938	$1,187,188

Non-GAAP Reconciliations

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call.

EBITDA and Adjusted EBITDA Reconciliation

Management uses EBITDA and adjusted EBITDA as supplemental measures to review and assess the performance of our core business operations and for planning purposes. EBITDA is defined as net income (loss) plus interest expense and interest income, net, less gain on extinguishment of debt, plus depreciation and amortization (“D&A”) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, one time/non-cash or non-operating items, such as, one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain fair market value (“FMV”) adjustments, and consulting costs associated with reliability and purchasing initiatives. We historically have performed turnaround activities on an annual basis; however, we have moved towards extending turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ In Thousands)	Three Months Ended March 31,
	2025	2024
Net (loss) income	$(1,640)	$5,623
Plus:
Interest expense and interest income, net	6,332	6,135
Gain on extinguishment of debt	—	(1,134)
Depreciation and amortization	20,151	17,148
(Benefit) provision for income taxes	(283)	603
EBITDA	$24,560	$28,375

Stock-based compensation	1,733	1,393
Legal Fees & Settlements - Specific Matters	671	377
Loss on write down of assets	71	1,454
Turnaround costs	1,995	915
Growth Initiatives	53	81
Adjusted EBITDA	$29,083	$32,595

Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our condensed consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended March 31,
	2025	2024
	(In Thousands)
Ammonia, AN, Nitric Acid, UAN net sales	$134,755	$129,157

Less freight and other	16,780	14,192

Ammonia, AN, Nitric Acid, UAN netback sales	$117,975	$114,965